Exhibit 99.3

NEWS RELEASE

Parex Resources Announces Proposal to Acquire Frontera Energy’s Colombian E&P Assets

Calgary, Alberta, February 23, 2026 – Parex Resources Inc. (“Parex” or the “Company”) (TSX: PXT), announced today that it has submitted an acquisition proposal (the “Proposal”) to the Board of Directors (the “Frontera Board”) of Frontera Energy Corporation (TSX: FEC) to acquire all of Frontera’s Colombian upstream business in an all-cash offer for consideration of US$500 million, plus the assumption of debt, in addition to a contingent payment of US$25 million with terms that are substantially the same as the existing acquisition agreement previously announced. The Proposal represents a US$125 million premium compared to the existing acquisition agreement.

Imad Mohsen, President & Chief Executive Officer, said, “Our all-cash offer to acquire Frontera’s Colombian-based upstream business provides immediate and greater value for Frontera and its shareholders. Based on the premium offered, we expect that the Frontera Board will conclude that our Proposal will be a “Superior Proposal” as defined by the previously announced acquisition agreement. We look forward to further discussions with Frontera’s Board and Management team to finalize a transaction.”

As one of the largest independent oil and gas companies in Colombia, Parex is focused on strategically investing in opportunities that are accretive to its portfolio and aligned with a Colombia-focused growth strategy. The Company’s existing partnership at VIM-1 gives direct insight into Frontera’s assets and the exceptional quality of its people. A combination of both portfolios would immediately create the largest independent Colombian-focused energy company, delivering greater scale, enhanced capital efficiency, stronger free cash flow generation, and a more resilient platform for long-term growth.

Parex is confident a successful transaction would unlock significant and immediate value for shareholders at both companies and be a great win for Colombia.

About Parex Resources Inc.

Parex is one of the largest independent oil and gas companies in Colombia, focusing on sustainable, conventional production. The Company’s corporate headquarters are in Calgary, Canada, with an operating office in Bogotá, Colombia. Parex shares trade on the Toronto Stock Exchange under the symbol PXT.

For more information, please contact:

Mike Krutchen

Senior Vice President, Capital Markets & Corporate Planning

Parex Resources Inc.

403-517-1733

Investor.relations@parexresources.com

Steven Eirich

Senior Investor Relations & Communications Advisor

Parex Resources Inc.

587-293-3286

Investor.relations@parexresources.com

Advisory on Forward-Looking Statements

Certain information regarding Parex set forth in this document contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words “expect”, “believe”, “anticipate” or other similar words, or statements that certain events or conditions “may” or “will” occur, are intended to identify forward-looking statements. These statements are only predictions, and actual events or results may differ materially. Many factors could cause actual events to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Parex. In particular, forward-looking statements contained in this document include, but are not limited to, statements with respect to the anticipated value of the Proposal for Frontera and its shareholders, the Frontera Board concluding that the Proposal will be a “Superior Proposal”, and the accretive value of the proposed transaction. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the Proposal not being considered by the Frontera Board to lead to a Superior Proposal and the risk that the anticipated benefits of the transaction may not be realized. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which Management believes to be reasonable, the Company cannot assure investors that actual events will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, Parex has made assumptions regarding, among other things, the actions of the Frontera Board. These forward-looking statements are made as of the date of this document and Parex disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.